EXHIBIT 8.26(a)

DATED February 10, 2009

(1) KEMPER INVESTORS LIFE INSURANCE COMPANY

- AND -

(2) OPENWORK LIMITED

INTRODUCTORY SERVICES

AGREEMENT

THIS INTRODUCTORY SERVICES AGREEMENT is made on the 10th day of February, 2009

BETWEEN

1)	KEMPER INVESTORS LIFE INSURANCE COMPANY of 15375 SE 30th Place, Suite 310, Bellevue, WA 98007 (“Kemper Investors”)

and

2)	OPENWORK LIMITED of Tri Centre 3, New Bridge Square, Swindon, Wiltshire, SN1 1HN (the “Intermediary”)

(each a “Party” and together “the Parties”)

WHEREAS:

(A)	Kemper Investors is a life insurance company and is authorised and regulated by the State of Illinois in the United States of America (“U.S.”) for the purposes of the sale of life insurance and annuity business.

(B)	Kemper Investors wishes to distribute the life insurance policies and annuity contracts listed on Schedule 1 hereto, as Schedule 1 may be amended from time to time (the “Contracts”) to U.S. citizens who are residing outside the U.S. and further wishes to enter into this Introductory Services Agreement with intermediaries in the United Kingdom (“UK”) who have a client or contact base of U.S. citizens residing in the UK (“U.S. Clients”).

(C)	The Intermediary is authorised and regulated by the Financial Services Authority in the UK (“FSA”) to conduct regulated activities. The FSA regulated Intermediary is not required nor permitted to advise on the sale of the Contract.

(D)	Kemper Investors has entered into a separate agreement with a registered U.S. Broker-Dealer (the “U.S. Broker-Dealer”), through which the Contract will be distributed to U.S. Clients.

(E)	The Intermediary wishes to have the opportunity to refer from its client or contact base interested U.S. Clients to the U.S. Broker-Dealer.

(F)	Kemper Investors will pay a non-transaction-based Introductory Service Fee to the Intermediary in accordance with Schedule 3 hereto, as may be amended from time to time.

(G)	Kemper Investors and the Intermediary have agreed to enter into this arrangement by executing this Introductory Services Agreement on the terms and conditions set out below.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement and in the recitals to this Agreement:

“Agreement” means this Introductory Services Agreement;

“Business Day” means any day on which commercial banks are open for business in London.

“Contract” means a life insurance policy or annuity contract listed on Schedule 1 hereto;

“Introductory Service Fee” means the non-transaction-based fee paid by Kemper Investors to the Intermediary in accordance with Schedule 3 hereto;

“U.S. Client” means an existing client or contact of the Intermediary who is a U.S. citizen residing in the UK at the time of the Intermediary’s introduction of that client or contact to U.S. Broker-Dealer;

“Marketing Materials” means the written offering materials relevant to the Contracts and to introductions hereunder. Marketing Materials include, but are not necessarily limited to, all documents and/or materials that are: (a) required to be delivered pursuant to UK law (or other relevant non-U.S. law) to U.S. Clients, including key features documents (as such term is understood in the FSA Handbook), illustrations, and all other sales materials as may be required under applicable UK law; and (b) such materials as may be required to be provided to U.S. Clients under U.S. law while the U.S. Client is residing in the UK. A list of Marketing Materials is shown on Schedule 4 to this Agreement, which Schedule may be amended from time to time.

“Servicing Company” means Zurich International Solutions Limited of UK Life Centre, Station Road, Swindon, Wiltshire, SN1 1EL (Place of business: 4-6 Abbey Gardens, Reading, Berkshire, RG1 3BA), an FSA authorised company who provides certain training services and marketing support services to Kemper Investors.

“U.S. Broker-Dealer” means a U.S. broker-dealer who is registered with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2.	SCOPE

This Agreement sets out the terms and conditions upon which the Intermediary will introduce U.S. Clients to the U.S. Broker-Dealer. Intermediary’s only responsibility is to provide introductory services (as set out in Clause 4 below) to Kemper Investors in accordance with this Agreement. For the avoidance of doubt, nothing in this Agreement is intended to prevent either Party from entering into similar arrangements with other persons.

2.1	The Parties represent and warrant as follows:

2.1.1	The Parties have placed no reliance on any representations or warranties save to the extent that such representations or warranties are explicitly contained in this Agreement;

2.1.2	Each Party represents and warrants that this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

2.1.3	Intermediary represents and warrants that it has all necessary regulatory authorizations and approvals to perform its obligations hereunder and that it will notify Kemper Investors promptly of any change in the status of such regulatory authorizations and approvals;

2.1.4	Kemper Investors represents and warrants that it has (or will have prior to the commencement of services hereunder) all necessary regulatory approvals and licenses from any U.S. state or federal governmental body having jurisdiction over Kemper Investors and the Contracts and that Kemper Investors will notify Intermediary promptly of any change in the status of such regulatory authorizations and approvals;

2.1.5	Each of the Parties has been duly incorporated as a corporation or other entity in its home jurisdiction, with power and authority to conduct its business as described in this Agreement.

3.	DUTIES AND RIGHTS OF KEMPER INVESTORS

3.1	Kemper Investors shall ensure that the Contracts will, at all times, comply, in all material respects, with all applicable laws and regulations, and will provide purchasers with the benefits described in the U.S. prospectus for the Contract.

3.2	At all times Kemper Investors reserves the right, in its sole discretion, to reject any application for a Contract and to withdraw from offering the Contracts.

3.3	Kemper Investors shall handle introductions made by the Intermediary in a timely manner and in accordance with Kemper Investors’ procedures from time to time in force.

3.4	Kemper Investors shall carry out all business dealings with U.S. Clients and the Intermediary without undue delay and in accordance with applicable laws and regulations.

4.	DUTIES AND RIGHTS OF THE INTERMEDIARY

4.1

The Intermediary and Advisors representing the Intermediary who will have direct contact with U.S. Clients shall successfully complete instruction and training provided by the Servicing Company, and the Servicing Company shall certify to Kemper Investors the Intermediary’s successful completion of such instruction and training. Such instruction and training shall include, but is not necessarily limited to: (a) the objective criteria (specified on Schedule 2 hereto) relevant to identifying prospective purchasers of the Contract who are

U.S. Clients; (b) the roles of Kemper Investors and the U.S. Broker-Dealer in the manufacture, distribution, issuance, and administration of the Contract; (c) methodology of sale, including the delivery of Marketing Materials; (d) prohibited activities; and (e) methodology of compensation.

4.2	The Intermediary will permit persons meeting the requirements of Clause 4.1 to (a) identify those U.S. Clients who may be interested in speaking with the U.S. Broker-Dealer’s registered representative and (b) introduce the U.S. Clients to the U.S. Broker-Dealer’s registered representative.

4.3	At least five (5) Business Days prior to participating in an introductory call or meeting between a U.S. Client and the U.S. Broker-Dealer’s registered representative, the Intermediary shall complete and forward to the U.S. Broker-Dealer a form specified on Schedule 2 hereto, satisfactory to the U.S. Broker-Dealer, that identifies a U.S. Client who falls within the objective criteria specified on Schedule 2 hereto.

4.4	The Intermediary shall arrange an introductory telephone call or meeting between the U.S. Client and the U.S. Broker-Dealer’s registered representative; such arrangement by the Intermediary shall include: (a) advising the U.S. Broker-Dealer’s registered representative of the U.S. Client’s interest and (b) establishing a time for the call or meeting that is convenient for the U.S. Client.

4.5	Prior to, or at the time of, such arranged telephone call or meeting, the Intermediary shall deliver, or arrange to have delivered, to the U.S. Client all Marketing Materials which shall have been provided to the Intermediary by the Servicing Company.

4.6

The Intermediary’s participation in the introductory telephone call or meeting shall be limited to: (a) introducing the U.S. Client to the U.S. Broker-Dealers’ registered representative and (b) discussing the UK tax treatment of the Contract, if such a discussion is desired by the U.S. Client. The introductory telephone call shall be made to/from a number set up by the U.S. Broker-Dealer for this purpose. In no event shall the Intermediary participate in any other telephone calls or meetings between the U.S. Client and the U.S. Broker-Dealer’s registered representative. In no event shall the Intermediary discuss the specific features of the Contract with such U.S. Client or offer any advice to the U.S. Client concerning the merits of purchasing a Contract.

5.	INTRODUCTORY SERVICE FEE

5.1	The payment of the non-transaction-based Introductory Service Fee shall be in accordance with the provisions contained in Schedule 3 hereto, as Schedule 3 may be amended from time to time.

5.2	An Introductory Service Fee shall be payable to the Intermediary with respect to an introduced U.S. Client if and only if all of the Intermediary’s duties specified in Clause 4 shall have been completed with respect to such U.S. Client.

5.3	The Intermediary confirms that the payment of all or any portion of the non-transaction-based Introductory Service Fee to a person in its employ will not be contingent on the sale of a Contract.

6.	DOCUMENTATION

6.1	Kemper Investors, through the Servicing Company, will provide the Intermediary with all necessary Marketing Materials to be delivered to U.S. Clients in accordance with the Intermediary’s duties.

6.2	The Servicing Company will produce and maintain Marketing Materials for delivery by the Intermediary to the U.S. Client. Except as otherwise agreed, Kemper Investors shall not use any U.S. Client data acquired from Intermediary as a result of this Agreement to deliver any promotional materials or initiate any contact with the U.S. Client of the Intermediary without the prior written consent of the Intermediary. For the avoidance of doubt, the Parties agree that Kemper Investors has the right to contact the U.S. Client directly on any matter relating to the Contract.

6.3	For the avoidance of doubt, the Intermediary will bear no responsibility for the Marketing Materials, except for assuring their delivery as specified in Clause 4 above.

6.4	Except as provided in Clause 4 above, the Intermediary will not use in any way, print, publish, disseminate, or otherwise make available to its employees or customers or employees or customers of affiliated entities any press release, advertising or sales promotional material which refers to Kemper Investors (or any affiliate thereof) or the Contracts or contains any of Kemper Investors’ trade marks, without the prior written consent of Kemper Investors. For the avoidance of doubt, this does not restrict or prevent the Intermediary from providing information to persons required by relevant laws or regulations to receive such information.

6.5	Kemper Investors agrees that neither it nor its agents or employees shall use in any way, print, publish, disseminate, or otherwise make available to its agents, employees, or customers any press release, advertising or sales promotional material with respect to matters covered by this Agreement which refers to the Intermediary or contains any trade marks belonging to any part of the Intermediary’s group of companies, without the prior written consent of the Intermediary.

6.6	All Marketing Materials will be owned solely by Kemper Investors, but authorised by the Servicing Company for use in the United Kingdom.

6.7	Each Party shall have the right to request and the other Party shall have the obligation to provide within a reasonable time such information and documents as shall be reasonably necessary to enable that Party to comply with its obligations under relevant laws or enactments. For the avoidance of doubt, this shall include the provision of information or documents requested by a competent regulator or in the course of an investigation by any other person under the relevant laws.

7.	INDEMNITIES

7.1

The Intermediary will indemnify and hold Kemper Investors, its officers, directors, agents and employees, harmless against all claims, demands, suits or actions made and losses, costs and any reasonable expenses including, but not limited to reasonable legal fees, suffered or incurred by Kemper Investors resulting from a breach by the Intermediary of any warranty, representation or obligation imposed on it under this Agreement or through the wilful or negligent act or omission of the Intermediary or any of its officers, employees or agents; provided, however, the total amount indemnified hereunder shall not exceed US$2,000,000.00.

7.2	Kemper Investors will indemnify and hold the Intermediary, its officers, employees and agents, harmless against all claims, demands, suits or actions made and losses, costs and any reasonable expenses including, but not limited to reasonable legal fees, suffered or incurred by the Intermediary resulting from a breach by Kemper Investors of any warranty, representation or obligation imposed on it under this Agreement or through the wilful or negligent act or omission of Kemper Investors or any of its officers, employees or agents; provided, however, the total amount indemnified hereunder shall not exceed US$2,000,000.00.

7.3	This Clause 7 shall survive termination of this Agreement.

8.	CONFIDENTIALITY

8.1	Kemper Investors agrees that the names, addresses and information provided to Kemper Investors by the Intermediary for U.S. Clients and prospective U.S. Clients are confidential (‘Confidential Information’). Confidential Information shall not be used, without prior written consent of the Intermediary, by Kemper Investors or any company or person affiliated with Kemper Investors for any purpose whatsoever, except as contemplated by this Agreement and as required by any applicable laws or regulations. For the avoidance of doubt the Parties agree that Kemper Investors may use the Confidential Information in order to enter into reinsurance agreements or to appoint third party service providers, including the Servicing Company, to assist it in such manner and on such terms as Kemper Investors sees fit.

8.2	Save as provided above, in no event shall the names and addresses of such U.S. Clients and prospective U.S. Clients that constitute Confidential Information under this Agreement be furnished by Kemper Investors to any other company or person, except as contemplated by this Agreement and as required by any applicable law or regulations.

8.3

Kemper Investors agrees that neither Kemper Investors nor any company or person affiliated with Kemper Investors shall solicit directly any customers using Confidential Information pursuant to this Clause. The intent of this

Clause is that Kemper Investors shall not utilise, or intentionally permit to be utilised, its knowledge of the Intermediary or any affiliated entities or of the U.S. Clients of any of the foregoing for the solicitation of sales of any life insurance policies or annuity contracts, other than the Contracts, or services.

8.4	This Clause shall survive termination of this Agreement but shall not survive the termination of any Contract provided under this Agreement for the purposes of communications with the U.S. Client in question.

9.	DATA PROTECTION

9.1	Where a Party is allowed access to any personal data or is acting as a data processor, such Party shall:

9.1.1	Comply, in all material respects, with all applicable data protection legislation or guidelines and any other applicable privacy or confidentiality obligations resulting from insurance, financial services laws and regulations and any other applicable privacy laws which are in effect from time to time;

9.1.2	Ensure that all reasonable technical and organisational measures are taken to keep such information secure; and

9.1.3	Disclose and give access to such information only as required by law, or under the terms of this Agreement, or as otherwise agreed between the Parties. The data owner is responsible for the legality and the content of any data processing and ensures that it has given appropriate notifications and, where required, sought appropriate consents from its data subjects before disclosing any personal data. The Parties shall enter into a data processing agreement and/or sign additional documents as required to comply with applicable laws.

9.2

Kemper Investors represents and warrants that it has entered into a Principal Underwriter and Selling Firm Agreement (“Distribution Agreement”) with Synergy Investment Group, LLC, a registered U.S. broker-dealer (“Synergy”). In accordance with the Distribution Agreement, Synergy has agreed to adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information. Such policies and procedures must be reasonably designed to: (a) ensure the security and confidentiality of customer records and information, (b) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (c) protect against unauthorized access to or use of customer records or information.

9.3	Where Synergy is allowed access to any personal data or is acting as a data processor, Kemper Investors represents and warrants that Synergy shall have joined the U.S. Department of Commerce’s safe harbor framework for assuring an adequate level of privacy protection, as required by the European Union Data Protection Directive, and shall comply with the requirements set out in Clause 9.1.

10.	TERMINATION

10.1	This Agreement may be terminated by either Party on giving not less than thirty (30) days written notice to the other Party.

10.2	Either Party shall be entitled immediately to terminate this Agreement by written notice to the other if:

10.2.1	The other Party commits any continuing or a material breach of any of the provisions of this Agreement. If in the opinion of the Party not in breach of this Agreement the breach shall be capable of remedy it may give written notice to the other Party setting out the particulars of the breach and requesting the other Party to remedy the same within twenty-one (21) days. Failure to remedy the breach to the satisfaction of the Party not in breach within the period specified in such written notice shall permit this Agreement to be terminated by that Party at the end of the notice period;

10.2.2	Any of the following events occurs to the other Party:

10.2.2.1

It is unable to pay its debts as and when they fall due or shall go into liquidation (other than for the purposes of effecting a financial restructuring or amalgamation) whether compulsorily or voluntarily, or compounds with or convenes a meeting of its creditors or becomes subject to a voluntary arrangement, or has an administrator, a receiver or administrative receiver appointed over all or any part of its assets, or takes or suffers any similar action in consequence of debt, or if such other party ceases for any reason to carry on business; or

10.2.2.2	It ceases to carry on business as a going concern or ceases to be in a position to fulfil this Agreement; or

10.2.2.3	It ceases to be authorised to undertake regulated activities under the licences and authorisations referred to in Clause 2; or

10.2.2.4	It suspends or threatens or ceases or threatens to suspend or cease its operations or business where such action in the opinion of the other Party is likely to materially affect the ability of the first Party to perform its obligations under this Agreement; or

10.2.2.5	It engages in any act or wilful misconduct which in the reasonable opinion of the other Party is or is likely to be prejudicial to the interests of that other Party.

10.3	In the event of the termination of this Agreement for any reason each Party shall:

10.3.1	Hand over to the other Party or its agent without charge or undue delay:

10.3.1.1	All property belonging to the other Party; and

10.3.1.2	Copies of any records or information which each Party has kept pursuant to this Agreement which the other Party reasonably requests;

10.3.2	Co-operate with the other Party to ensure any Marketing Materials are returned or, upon the other Party’s request, provide a written confirmation that they have been destroyed;

10.3.3	Each Party acknowledges that the other Party may be required to retain copies of certain records for regulatory or other purposes.

11.	GENERAL

11.1	Should any provision of this Agreement become illegal or void for any reason, the validity of the remaining provisions shall not be affected.

11.2	This Agreement shall be governed by and construed in accordance with the laws of England.

11.3	Any controversy or claim arising out of or relating to this Agreement, or a breach thereof shall be determined by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. Arbitration shall be conducted in London, England, before three arbitrators who have no current or former affiliation with any party to this Agreement and who are knowledgeable about variable annuity contracts and/or variable life insurance policies and insurance company service providers. Each party will choose one arbitrator, and the two arbitrators so chosen will choose a third who will chair the proceedings. The language of the arbitration shall be English.

11.4	Kemper Investors agrees that during the continuance of this Agreement, it will take all action which is required for the Contract(s) that are the subject of this Agreement to comply, in all materials respects, and to continue to comply, in all material respects, with all applicable laws and regulations, including but not limited to the rules and regulations of the U.S. Securities and Exchange Commission.

12.	VARIATION

Either Party may, by giving the other Party reasonable prior notice and with the written consent of the other Party, at any time, vary the terms of this Agreement. Where changes in the law or the relevant regulations require such amendment, the Parties will enter into good faith negotiations to agree upon appropriate variations to this Agreement. Save as agreed to the contrary, such variations will not affect the obligations of the Parties in respect of Contracts in force or Introductory Service Fees due before the variation of such terms takes effect (“Existing Obligations”). The Parties agree that variations under this Clause 12 shall be capable of affecting Existing Obligations where they are required as a result of changes in applicable law or regulation governing any aspect of the introductory services provided hereunder or the Contracts.

13.	ASSIGNMENT

Neither party may assign the benefit of, or sub-contract its responsibilities under, this Agreement without the prior written consent of the other.

14.	NOTICES

14.1	Any notice to be given under this Agreement shall be given by letter or facsimile in writing signed or authenticated by or on behalf of the Party giving it.

Notices to the Intermediary should be addressed to:

Openwork Limited

Tri Centre 3, New Bridge Square, Swindon, Wiltshire, SN1 1HN

Attn: Internal Solicitor

Facsimile number: .

Notices to Kemper Investors should be addressed to:

Kemper Investors Life Insurance Company

15375 SE 30th Place, Suite 310, Bellevue, WA 98007

Attn: General Counsel

Facsimile number: (425) 641-4317

14.2	Kemper Investors and the Intermediary may each change the address or person to which notices to it must be sent by notifying the other Party in writing.

15.	NOTIFICATION

15.1	Kemper Investors and the Intermediary agree to notify the other Party promptly upon becoming aware of any material change in the matters that are the subject of representations and/or warranties set out in, and any information provided under, Clause 2 to this Agreement.

15.2	Each party agrees to co-operate fully with the other in any regulatory investigation, administrative or judicial proceeding regarding the Contract or the introductory services rendered under this Agreement, including the provision of such information or documentation as may reasonably be requested.

15.3	This Clause shall survive termination of this Agreement.

16.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no right under this Agreement pursuant to the Contracts [Rights of Third Parties] Act 1999, or any similar legislation in any other jurisdiction to enforce any of its terms

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17.	RELATIONSHIP BETWEEN THE PARTIES

17.1	Nothing herein shall be deemed or constructed by the Parties hereto nor by any third party as creating a partnership, an agency relationship, employee relationship or a joint venture between the Parties or any of their respective agents hereto.

17.2	Neither Party has power or authority under this Agreement to bind the other or to hold itself out as having authority to bind the other in any circumstances whatsoever

EXECUTED by the Parties

SIGNED by	/s/ David A. Demmon	)
for and on behalf of KEMPER INVESTORS LIFE INSURANCE COMPANY		)

SIGNED by	/s/ Keith Carby	)
For and on behalf of the OPENWORK LIMITED		)

SCHEDULE 1

LIFE INSURANCE POLICIES AND ANNUITY CONTRACTS

1.	Global Advantage Series (group flexible premium variable deferred annuity contracts and certificates thereunder)

SCHEDULE 2

Prospective purchasers must fall within the following objective criteria:

1.	The prospective purchaser must be a U.S. citizen residing outside the United States.

2.	The prospective purchaser must be an existing client or contact of Intermediary.

3.	The prospective purchaser’s current age must be not less than 18 years and not more than 65 years.

4.	The prospective purchaser’s total investment portfolio (not to include home and automobiles) must be not less than US$50,000.00, with not less than US$20,000.00 in investable assets.

5.	Not more than the percentages outlined below of the prospective purchaser’s total investment portfolio (not to include home and automobiles) may be invested in annuities and/or life insurance:

Over 55 years old – 85% of investable portfolio

45 – 55 years old – 65% of investable portfolio

Younger than 45 years old – 50% of investable portfolio

* * * * * * * *

FORM FOR IDENTIFYING U.S. CLIENTS

Please identify yourself and the prospective purchaser by completing items 1 through 5 below:

1.	Name of Intermediary:

Address:

Telephone:	Fax:

E-mail:

2.	Name of Person Making Introduction:

Address:

Telephone:	Fax:

E-mail:

3.	Name of Prospective Purchaser:

Name of Spouse, if applicable:

Address:

Telephone:	Fax:

E-mail:

4.	Martial Status:	Number of Dependents

Citizenship:

5.	Annual Income:	Net Worth:

Tax Bracket:

Please confirm that the prospective purchaser falls within the specified objective criteria by completing items 6 through 10 below:

6.	Is the prospective purchaser a U.S. citizen residing outside of the United States? Yes No

7.	Is the prospective purchaser an existing client or contact of Intermediary? Yes No

8.	What is the prospective purchaser’s current age? (please specify)

9.	Does the prospective purchaser have a total investment portfolio (not to include home and automobiles) equalling or exceeding US$ 50,000.00, with not less than US$20,000,00 in investable assets? Yes No

10.

Does the prospective purchaser currently have assets invested in annuities and/or life insurance exceeding the following percentages of the prospective purchaser’s total investment portfolio (not including home and automobiles)?

Over 55 years old – 85% of investable portfolio

45 – 55 years old – 65% of investable portfolio

Younger than 45 years old – 50% of investable portfolio

             Yes                 No

SCHEDULE 3

PAYMENT OF INTRODUCTORY SERVICE FEES

1.	In consideration of the introductory services provided hereunder, the Intermediary shall receive a non-transaction-based Introductory Service Fee equalling US$2,000.00 for each introduced U.S. Client in respect of which the Intermediary shall have completed all of the Intermediary’s duties specified in Clause 4 of this Agreement. For the avoidance of doubt, such duties include (a) having prepared and submitted a form specified on Schedule 2 hereto, satisfactory to the U.S. Broker-Dealer, that identifies a U.S. Client who falls with the objective criteria specified on Schedule 2 hereto and (b) having arranged and appropriately participated in an introductory telephone call between the U.S. Client and the U.S. Broker-Dealer’s registered representative.

2.	Each Introductory Service Fee shall be paid to the Intermediary within fourteen (14) Business Days following the end of the calendar month during which the relevant introductory call or meeting was concluded between and among the U.S. Broker-Dealer’s registered representative, the Intermediary and the U.S. Client.

3.	The Introductory Service Fee may be renegotiated on each anniversary of this Agreement, with any changes being agreed in writing by the Parties.

SCHEDULE 4

LIST OF MARKETING MATERIALS TO BE PROVIDED TO U.S. CLIENTS

Materials to be provided to U.S. Clients while the U.S. Client is residing outside the United States.

Key Features

Illustrations

Current Prospectus

Fact Sheet

Product Brochure

PrecisionAlpha Methodology

Kemper Investors’ Ratings